Exhibit 99.1

Orexigen® Therapeutics Announces Second Quarter 2008 Financial Results

San Diego, CA, August 7, 2008 – Orexigen® Therapeutics, Inc. (Nasdaq: OREX), a biopharmaceutical company focused on the treatment of central nervous system disorders, including obesity, today announced unaudited financial results for the three and six months ended June 30, 2008.

Three Months Ended June 30, 2008

As of June 30, 2008, Orexigen held $35.3 million in cash and cash equivalents and an additional $88.4 million in investment securities, available-for-sale, for a total balance of cash and cash equivalents of $123.6 million. Orexigen does not have any auction rate securities on its balance sheet, and intends to continue to avoid this class of investments in the future.

For the three months ended June 30, 2008, Orexigen reported a net loss of $23.1 million, or $0.67 per share attributable to common stockholders, as compared to a net loss of $11.6 million, or $0.63 per share attributable to common stockholders, for the comparable period in 2007.

Total operating expenses for the three months ended June 30, 2008 were $23.7 million compared to $12.5 million for the comparable period in 2007. The increased operating expenses were due primarily to a $9.4 million increase in research and development expenses related to an increase in planned expenses in connection with our four Contrave® Phase III clinical trials, related proprietary product formulation work and consulting activities. In addition, general and administrative expenses increased by $1.7 million due primarily to increases in facilities expenses, stock-based compensation expense and costs related to sales and marketing activities, as well as an increase in salaries and personnel related costs.

Six Months Ended June 30, 2008

For the six months ended June 30, 2008, Orexigen reported a net loss of $46.3 million, or $1.40 per share attributable to common stockholders, as compared to a net loss of $23.8 million, or $2.28 per share attributable to common stockholders, for the comparable period in 2007.

Total operating expenses for the six months ended June 30, 2008 were $47.7 million compared to $25.0 million for the comparable period in 2007. The increased operating expenses were due primarily to a planned $20.0 million increase in research and development expenses associated with activities across the four Contrave Phase III studies, related proprietary product formulation work and consulting activities, as well as an increase in salaries and personnel related costs. In addition, general and administrative expenses increased by $2.7 million due primarily to increases in stock-based compensation expense, salaries and personnel related costs, facilities expenses and costs related to sales and marketing activities.

“The second quarter was marked by continued strong execution and progress in clinical development,” said Gary Tollefson, M.D., Ph.D., President and CEO of Orexigen. “As we announced during the second quarter, we have now completed enrollment in all four of our Phase III trials for Contrave. As a result, we continue to expect to be in position to file an NDA for Contrave in late 2009. We were also pleased to initiate our second Phase IIb trial of Empatic in recent weeks, keeping the Empatic program moving ahead on schedule.”

Recent Highlights

Contrave

•

The Company has completed enrollment in all four of its planned Phase III clinical trials. Each of these trials has been designed to address key aspects of this product candidate, including the safety and efficacy of Contrave in combination with intense diet, exercise and behavior modification (NB-302), the safety and efficacy of the combination in obese diabetics (NB-304), as well as safety and efficacy of doses above and below the primary dose to provide a range of potential alternatives to physicians and patients.

•

The Company was issued U.S. Patent Number 7,375,111 by the U.S. Patent and Trademark Office. This patent covers sustained release compositions of bupropion and naltrexone combined in a single dosage form. This patent, which we refer to as the Weber/Cowley composition patent, extends patent protection for Contrave in the United States by 12 years, until 2025.

•

In addition, the European Patent Office, or EPO, has issued a patent covering compositions and uses of bupropion and naltrexone for effecting weight loss which has been registered in a number of EPO countries.

Empatic™

•

The Company initiated the second Phase IIb study of Empatic. The trial is designed to build on the safety and efficacy results from a previous Phase IIb trial of Empatic, which demonstrated robust weight loss at 48 weeks ranging from approximately 11% to 15% in obese patients completing the trial and a discontinuation rate due to adverse events that was not significantly different than placebo. Orexigen expects the results of this trial to be available in the second half of 2009.

Pipeline Programs

•

Orexigen continues to make progress in the planning stages for OREX-003 for the mitigation of antipsychotic-induced weight gain and OREX-004 for the treatment of obsessive-compulsive disorder. The Phase II proof-of-concept trial for OREX-003 is expected to be initiated in this quarter. The Phase II proof-of-concept trial for OREX-004 is expected to be initiated in the second half of 2008.

Conference Call Today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time)

The Orexigen management team will host a teleconference and webcast to discuss the second quarter 2008 financial results and recent business highlights. The live call may be accessed by phone by calling (800) 860-2442 (domestic) or (412) 858-4600 (international). The webcast can be accessed live on the investor relations section of the Orexigen web site at http://www.orexigen.com, and will be archived for 14 days following the call.

About Orexigen Therapeutics

Orexigen Therapeutics, Inc. is a biopharmaceutical company focused on the development of pharmaceutical product candidates for the treatment of central nervous system disorders, including obesity. The Company’s lead combination product candidates targeted for obesity are Contrave, which is in Phase III clinical trials, and Empatic, which is in the later stages of Phase II clinical development. Both product candidates take advantage of the Company’s understanding of how the brain appears to regulate appetite and energy expenditure, as well as the mechanisms that come into play to limit weight loss over time. Each product candidate is designed to act on a specific group of neurons in the central nervous system with the goal of achieving appetite suppression and sustained weight loss. Further information about the Company can be found at www.orexigen.com.

Forward-Looking Statements

Orexigen cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations. These forward-looking statements include statements regarding the enrollment, timing, execution and completion of clinical trials of its product candidates, the timing of an NDA submission for Contrave, the potential to obtain regulatory approval for, and effectively treat obesity with, Contrave and Empatic, and the scope and duration of protection of issued patents relating to the Company’s product candidates. The inclusion of forward-looking statements should not be regarded as a representation by Orexigen that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risk and uncertainties inherent in the Orexigen business, including, without limitation: the progress and timing of the Company’s clinical trials; the potential that earlier clinical trials may not be predictive of future results; the ability for Contrave or Empatic to receive regulatory approval on a timely basis or at all; the potential for adverse safety findings relating to Empatic or Contrave to delay or prevent regulatory approval or commercialization, or result in product liability claims; the ability of Orexigen and its licensors to obtain, maintain and successfully enforce adequate patent and other intellectual property protection of its product candidates; and other risks described in the Company’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Orexigen undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Orexigen	Media
Graham Cooper	Liz Frank
(858) 875-8600	(212) 301-7216
Lori Rosen
(212) 301-7173

Orexigen Therapeutics, Inc.

(a development stage company)

Balance Sheets

(In thousands, except share and par value amounts)

	June 30, 2008	December 31, 2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$35,266	$28,967
Investment securities, available-for-sale	88,373	56,487
Prepaid expenses and other current assets	1,563	2,471

Total current assets	125,202	87,925
Property and equipment, net	2,269	924
Restricted cash	1,125	1,125
Other assets	941	1,346

Total assets	$129,537	$91,320

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$16,878	$8,454
Deferred revenue, current portion	88	88
Long-term debt, current portion	6,239	4,735

Total current liabilities	23,205	13,277
Deferred revenue, less current portion	1,103	1,147
Long-term debt, less current portion	7,644	11,072
Other long-term liabilities	1,204	941
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value, 10,000,000 shares authorized at June 30, 2008 and December 31, 2007; no shares issued and outstanding at June 30, 2008 and December 31, 2007	—	—
Common stock, $.001 par value, 100,000,000 shares authorized at June 30, 2008 and December 31, 2007; 34,315,036 and 26,982,601 shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively	34	27
Additional paid-in capital	249,500	171,571
Accumulated other comprehensive income	109	220
Deficit accumulated during the development stage	(153,262)	(106,935)

Total stockholders’ equity	96,381	64,883

Total liabilities and stockholders’ equity	$129,537	$91,320

Orexigen Therapeutics, Inc.

(a development stage company)

Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Period from September 12, 2002 (Inception) to June 30, 2008
	2008	2007	2008	2007
Revenues:
Collaborative agreement	$—	$—	$—	$—	$174
License revenue	22	22	44	44	309

Total revenues	22	22	44	44	483
Operating expenses:
Research and development	19,585	10,149	40,272	20,277	130,129
General and administrative	4,092	2,347	7,411	4,708	29,582

Total operating expenses	23,677	12,496	47,683	24,985	159,711

Loss from operations	(23,655)	(12,474)	(47,639)	(24,941)	(159,228)
Other income (expense):
Interest income	939	1,121	2,138	1,478	7,702
Interest expense	(397)	(277)	(826)	(336)	(1,736)

Total other income (expense)	542	844	1,312	1,142	5,966

Net loss	(23,113)	(11,630)	(46,327)	(23,799)	(153,262)
Accretion to redemption value of redeemable convertible preferred stock	—	(3)	—	(11)	(78)
Deemed dividend of beneficial conversion for Series C preferred stock	—	—	—	—	(13,860)

Net loss attributable to common stockholders	$(23,113)	$(11,633)	$(46,327)	$(23,810)	$(167,200)

Net loss per share attributable to common stockholders - basic and diluted	$(0.67)	$(0.63)	$(1.40)	$(2.28)

Shares used in computing net loss per share attributable to common stockholders – basic and diluted	34,311	18,518	33,126	10,462